Exhibit 21.1
Columbia Sportswear Company
List of Subsidiaries
As of December 31, 2020

Name	Jurisdiction of Incorporation

Columbia Brands Holding Company	Oregon
Columbia Brands International Sàrl	Switzerland
Columbia Brands USA, LLC	Oregon
Columbia Brands Canada Limited	Canada
Columbia Sportswear Austria GmbH	Austria
Columbia Sportswear Canada Ltd	Canada
Columbia Sportswear Canada GP Limited	Canada
Columbia Sportswear Canada Limited	Canada
Columbia Sportswear Canada LP	Canada
Columbia Sportswear Commercial (Shanghai) Co., Ltd.	China
Columbia Sportswear Company (Dongguan) Limited	China
Columbia Sportswear Company (Hong Kong) Limited	Hong Kong
Columbia Sportswear Company Limited	United Kingdom
Columbia Sportswear Czech s.r.o.	Czech Republic
Columbia Sportswear Denmark ApS	Denmark
Columbia Sportswear Distribution S.A.S.	France
Columbia Sportswear Europe S.A.S.	France
Columbia Sportswear Finland Oy	Finland
Columbia Sportswear GmbH	Germany
Columbia Sportswear India Sourcing Private Limited	India
Columbia Sportswear Information Consultant (Zhuhai) Co., Ltd.	China
Columbia Sportswear International Sàrl	Switzerland
Columbia Sportswear Italy S.r.l.	Italy
Columbia Sportswear Japan, Inc.	Japan
Columbia Sportswear Korea	Korea
Columbia Sportswear LO Holdings LLC	Oregon
Columbia Sportswear Luxembourg Holdings Sàrl	Luxembourg
Columbia Sportswear Netherlands B.V.	The Netherlands
Columbia Sportswear North America, Inc.	Oregon
Columbia Sportswear Norway AS	Norway
Columbia Sportswear Poland Sp.z.o.o	Poland
Columbia Sportswear Spain S.L.U.	Spain
Columbia Sportswear Sweden AB	Sweden
CSMM Hong Kong Limited	Hong Kong
GTS, Inc.	Oregon
Montrail Corporation	Oregon
Mountain Hardwear, Inc.	Utah
OutDry Technologies Corporation	Oregon
Outdry Waterproofing Materials Guangzhou Limited	China
Pacific Trail Corporation	Oregon
prAna Living, LLC	Oregon
Sorel Corporation	Delaware